UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2016

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Union Bank Plaza Mortgage Loan
On September 15, 2010, in connection with the acquisition of the Union Bank Plaza, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into a five-year mortgage loan with Wells Fargo Bank, N.A. (the “Mortgage Lender”) for borrowings of up to $119.3 million secured by Union Bank Plaza (the “Union Bank Plaza Mortgage Loan”).  At closing, $105.0 million was disbursed to the Company with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement. The Union Bank Plaza Mortgage Loan bore interest at a floating rate of 175 basis points over one-month LIBOR during the initial term of the loan and monthly payments were interest only. The initial maturity date of the Union Bank Plaza Mortgage Loan was September 15, 2015. On September 15, 2015, the Company exercised its extension option and extended the maturity date of the Union Bank Plaza Mortgage Loan to September 15, 2016 and modified the interest rate to a floating rate of 165 basis points over one-month LIBOR.
On September 23, 2016, the Company entered into a second modification agreement to the loan agreement with the Mortgage Lender (the “Second Modification Agreement”) to, among other changes, modify the initial maturity date from September 15, 2016 to March 15, 2017. The Company may extend the maturity date to September 15, 2017, subject to certain conditions set forth in the Second Modification Agreement. As of September 23, 2016, the Union Bank Plaza Mortgage Loan had a principal balance of $105.0 million, with the remaining loan balance of $14.3 million available for future disbursements, subject to certain conditions set forth in the loan agreement, and bore interest at a floating rate of 165 basis points over one-month LIBOR.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: September 28, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer